CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated February 11, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-9591 and 811-4880) of Dreyfus Premier GNMA Fund.

/s/ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, New York
April 22, 2004